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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934


                       Commission File Number: 333-88759

                            WOODS EQUIPMENT COMPANY
            (Exact name of registrant as specified in its charter)

                               6944 Newburg Road
                           Rockford, Illinois 61108
                                (815) 732-2141
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   15.0% Senior Discount Debentures due 2011
            Guarantee of 12.0% Senior Notes due 2009 of WEC Company
           (Title of each class of securities covered by this Form)

                                     None
      (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)     [ ]           Rule 12h-3(b)(1)(ii)    [ ]
      Rule 12g-4(a)(1)(ii)    [ ]           Rule 12h-3(b)(2)(i)     [ ]
      Rule 12g-4(a)(2)(i)     [ ]           Rule 12h-3(b)(2)(ii)    [ ]
      Rule 12g-4(a)(2)(ii)    [ ]           Rule 15d-6              [X]
      Rule 12h-3(b)(1)(i)     [X]

Approximate number of holders of record as of the certification or notice date:
15.0% Senior Discount Debentures - 3
Guarantee of 12.0% Senior Notes - 10


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Pursuant to the requirements of the Securities Exchange Act of 1934, Woods
Equipment Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                        WOODS EQUIPMENT COMPANY



Date:   August 8, 2001                  By:  /s/ Mark A. Miller
                                           ----------------------------------
                                        Name:   Mark A. Miller
                                        Title:  Chief Financial Officer



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